EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 5, 2003, except for Note 16 as to which the date is December 18, 2003 relating to the financial statements of Network Engines, Inc., which appear in Network Engines Inc.'s Annual Report on Form 10-K for the year ended September 30, 2003.  We also consent to the incorporation by reference of our report dated November 5, 2003 relating to the financial statement schedule which appears in such Annual Report on Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts

May 27, 2004